PetIQ, Inc. Reports First Quarter 2023 Financial Results
Reports First Quarter 2023 Net Sales of $290.5 Million
Achieves Record Quarterly Net Income
Record Quarterly Adjusted EBITDA Exceeds Company's First Quarter 2023 Guidance
Reiterates 2023 Annual Outlook

EAGLE, Idaho – May 9, 2023 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the first quarter ended March 31, 2023.
Cord Christensen, PetIQ’s Chairman & CEO commented, "We are very pleased with our first quarter results. The resilience of the pet health and wellness category and our brands is evident in our ability to exceed our first quarter net sales and profit expectations. The Company's acquisition of Rocco and Roxie that closed in the quarter provides us with a portfolio that allows us to expand into the pet stain and odor category, and enables us to extend our offerings into premium dog supplements and jerky treats. We remain excited about our ability to expand Rocco & Roxie's points of distribution, add new items, and increase velocity on its existing base business. Our team continues to execute on our strategic initiatives and is optimistic about our opportunities for growth in 2023."
First Quarter 2023 Highlights Compared to Prior Year Period
•Net sales of $290.5 million, an increase of 5.4%, and above the Company’s guidance for the quarter of $270.0 million to $290.0 million
•Products segment net sales of $259.0 million compared to $247.8 million, an increase of 4.5%
•Net sales for PetIQ’s manufactured products was 26.2% of Product segment net sales compared to 28.4%, including the acquisition of Rocco & Roxie LLC ("Roxie & Roxie"), on a higher mix of distributed product based on the timing of shipments late in the quarter and from lapping new PetIQ manufactured brand launches in the prior year period
•Services segment net revenues of $31.5 million compared to $27.9 million, an increase of 12.6%
•Gross margin increased 50 basis points to 21.4%
•Record quarterly net income of $9.8 million, or earnings per diluted share of $0.32, an increase of 209.5%, compared to net income of $3.2 million, or earnings per diluted share of $0.11
•Adjusted net income of $14.2 million, or adjusted earning per diluted share of $0.45, an increase of 32.4% compared to adjusted net income of $10.1 million, or adjusted earnings per diluted share of $0.34
•EBITDA of $26.7 million, compared to $17.6 million, an increase of 51.9%
•Record quarterly adjusted EBITDA of $30.7 million, compared to $24.4 million, an increase of 25.8% and above the Company's guidance for the quarter of $27.0 million to $29.0 million
•Adjusted EBITDA margin increased 170 basis points to 10.6% compared to 8.9%
•Completed the strategic acquisition of Rocco & Roxie on January 13, 2023 expanding PetIQ's brand and product portfolio into the pet stain and odor category, and enabling the Company to extend its offerings into premium dog supplements and jerky treats

First Quarter 2023 Financial Results
Net sales were $290.5 million for the first quarter of 2023, an increase of 5.4% compared to net sales of $275.7 million in the prior year period, driven by an increase in sales from both the Products and Services segments. Products segment net sales of $259.0 million increased 4.5% compared to the prior year period reflecting broad-based growth across product categories and sales channels as well as from the previously announced acquisition of Rocco & Roxie completed on January 13, 2023. The Company experienced a solid start to the flea and tick season with favorable consumption trends and continued consumer trade down from premium to more value-oriented health and wellness products in the first quarter of 2023 as compared to the prior year period. Services revenue for the first quarter of 2023 increased 12.6% to $31.5 million on improved cancellation rates, increased pet counts and increased average dollar per pet served as compared to the first quarter of 2022.
First quarter 2023 gross profit was $62.3 million, an increase of 8.0%, compared to $57.6 million in the prior year period. Gross margin increased 50 basis points to 21.4% from 20.9% in the prior year period driven primarily by higher profitability in the Services segment, partially offset by a higher mix of distributed product based on the timing of shipments late in the quarter and from lapping new PetIQ manufactured brand launches in the prior year period in the Products segment.

Selling, general and administrative expenses (“SG&A”) was $43.3 million for the first quarter of 2023 compared to $48.2 million in the prior year period. As a percentage of net sales, SG&A was 14.9% for the first quarter of 2023, a decrease of 260 basis points compared to the prior year period. Adjusted SG&A was $39.3 million for the first quarter of 2023 compared to $41.4 million in the prior year period. As a percentage of net sales adjusted SG&A was 13.5%, a decrease of 150 basis points compared to the prior year period.
First quarter 2023 net income increased 209.5% to a record $9.8 million and earnings per diluted share ("EPS") was $0.32, compared to net income of $3.2 million and EPS of $0.11 in the prior year period. Adjusted net income for the first quarter of 2023 increased 40.6% to $14.2 million and adjusted EPS was $0.45, compared to adjusted net income of $10.1 million, and adjusted EPS of $0.34 in the prior year period.
EBITDA was $26.7 million for the first quarter of 2023 compared to $17.6 million in the prior year period, an increase of 51.9%. First quarter Adjusted EBITDA was $30.7 million, an increase of 25.8%, compared to $24.4 million in the prior year period and above the Company's guidance of $27.0 million to $29.0 million. Adjusted EBITDA margin increased 170 basis points to 10.6% compared to 8.9% in the prior year period.
Adjusted SG&A, adjusted net income, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.
Cash Flow and Balance Sheet
The Company ended the first quarter of 2023 with total cash and cash equivalents of $25.4 million. For the first quarter ended March 31, 2023, the Company used $43.3 million of cash from operations, of which $64.0 million was dedicated to working capital to support the seasonal nature of the business, partially offset by earnings. The Company’s total debt, which is comprised of its term loan, ABL, convertible debt and capital leases, was $452.0 million as of March 31, 2023. The Company had total liquidity, which it defines as cash on hand plus debt availability, of $150.4 million as of March 31, 2023. The Company's net leverage as measured under the Company's credit agreement was 4.5x as of March 31, 2023, consistent with the prior year period, based on the timing of working capital needs to support the normal seasonality and growth of the business. The Company expects the net leverage for the quarter ended March 31, 2023 to be the highest net leverage quarter of the year. Please refer to the financial table within this press release for a calculation of the Company’s net leverage under the credit agreement.

Outlook
For the full year 2023 the Company is reiterating its outlook previously provided on February 28, 2023, as follows:
•Net sales of $970 million to $1,030 million, an increase of approximately 9.0% compared to 2022 based on the mid-point of the guidance
•Adjusted EBITDA of $86 million to $92 million, an increase of approximately 15.0% compared to 2022 based on the mid-point of the guidance

For the second quarter of 2023 the Company expects:

•Net sales of $270 million to $280 million, an increase of approximately 9.0% compared to the prior year period based on the mid-point of the guidance
•Adjusted EBITDA of $24 million to $26 million, an increase of approximately 4.0% compared to the prior year period based on the mid-point of the guidance

The Company does not provide guidance for net income, the most directly comparable GAAP measure to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the second quarter ending June 30, 2023, and full year ending December 31, 2023.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 844-826-3033 and international listeners may dial 412-317-5185.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through May 30, 2023. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10177412.
About PetIQ
PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The Company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications as well as health and wellness items, which are further supported by its world-class medications manufacturing facility in Omaha, Nebraska and health and wellness manufacturing facility in Springville, Utah. The Company’s national service platform operates in over 2,600 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.
Contact: katie.turner@petiq.com or 208.513.1513

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, general economic or market conditions, including the impacts of the ongoing COVID-19 pandemic, global economic slowdown, increased inflation, rising interest rates and recent and potential future bank failures; our ability to successfully grow our business through acquisitions and our ability to integrate acquisitions, including Rocco & Roxie; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: adjusted net income, adjusted earnings per share, adjusted SG&A, adjusted EBITDA, and adjusted EBITDA margin.
Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, integration costs, litigation costs, and stock-based compensation expense. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.
Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, integration costs, and litigation expense.
EBITDA represents net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, stock-based compensation expense, and integration costs. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales.

Beginning in the fourth quarter and full year ended December 31, 2022, the Company no longer adds back non-same store adjustments in its calculation of Adjusted EBITDA and have recast prior year periods to reflect this change.

Adjusted EBITDA is utilized by management as a factor in evaluating the Company's performance and the effectiveness of our business strategies. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of these non-GAAP measures provides additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. Our management does not, and you should not, consider the non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of each non-GAAP measure to the most comparable GAAP measure, in the financial tables that accompany this release.

PetIQ, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	March 31, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$25,410	$101,265
Accounts receivable, net	203,325	118,004
Inventories	158,087	142,605
Other current assets	10,330	8,238
Total current assets	397,152	370,112
Property, plant and equipment, net	71,667	73,395
Operating lease right of use assets	16,651	18,231
Other non-current assets	2,527	1,373
Intangible assets, net	176,145	172,479
Goodwill	203,573	183,306
Total assets	$867,715	$818,896
Liabilities and equity
Current liabilities
Accounts payable	$150,012	$112,995
Accrued wages payable	9,547	11,512
Accrued interest payable	3,155	1,912
Other accrued expenses	8,388	7,725
Current portion of operating leases	6,410	6,595
Current portion of long-term debt and finance leases	8,675	8,751
Total current liabilities	186,187	149,490
Operating leases, less current installments	10,956	12,405
Long-term debt, less current installments	441,938	443,276
Finance leases, less current installments	703	907
Other non-current liabilities	4,782	1,025
Total non-current liabilities	458,379	457,613
Equity
Additional paid-in capital	380,429	378,709
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,499 and 29,348 shares issued, respectively	29	29
Class B common stock, par value $0.001 per share, 8,402 shares authorized; 244 and 252 shares issued and outstanding, respectively	—	—
Class A treasury stock, at cost, 373 shares	(3,857)	(3,857)
Accumulated deficit	(153,034)	(162,733)
Accumulated other comprehensive loss	(2,275)	(2,224)
Total stockholders' equity	221,292	209,924
Non-controlling interest	1,857	1,869
Total equity	223,149	211,793
Total liabilities and equity	$867,715	$818,896

PetIQ, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended
	March 31, 2023	March 31, 2022

Product sales	$258,993	$247,750
Services revenue	31,478	27,945
Total net sales	290,471	275,695
Cost of products sold	200,902	190,851
Cost of services	27,308	27,209
Total cost of sales	228,210	218,060
Gross profit	62,261	57,635
Operating expenses
Selling, general and administrative expenses	43,326	48,236
Operating income	18,935	9,399
Interest expense, net	8,732	6,121
Other income, net	(26)	(3)
Total other expense, net	8,706	6,118
Pretax net income	10,229	3,281
Income tax expense	(448)	(121)
Net income	9,781	3,160
Net income attributable to non-controlling interest	82	29
Net income attributable to PetIQ, Inc.	$9,699	$3,131
Net income per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.33	$0.11
Diluted	$0.32	$0.11
Weighted Average shares of Class A common stock outstanding
Basic	29,125	29,164
Diluted	35,230	29,290

PetIQ, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$9,781	$3,160
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	8,463	8,966
Loss on disposition of property, plant, and equipment	—	148
Stock based compensation expense	2,466	3,823
Other non-cash activity	(52)	316
Changes in assets and liabilities, net of business acquisition
Accounts receivable	(84,250)	(65,026)
Inventories	(13,567)	(71,417)
Other assets	(2,065)	(1,273)
Accounts payable	36,019	74,094
Accrued wages payable	(1,988)	(1,496)
Other accrued expenses	1,866	3,325
Net cash used in operating activities	(43,327)	(45,380)
Cash flows from investing activities
Business acquisition (net of cash acquired)	(27,634)	—
Purchase of property, plant, and equipment	(1,910)	(5,678)
Net cash used in investing activities	(29,544)	(5,678)
Cash flows from financing activities
Proceeds from issuance of long-term debt	15,000	40,000
Principal payments on long-term debt	(16,900)	(16,150)
Principal payments on finance lease obligations	(346)	(399)
Tax withholding payments on Restricted Stock Units	(840)	(688)
Exercise of options to purchase Class A common stock	—	100
Net cash (used in) provided by financing activities	(3,086)	22,863
Net change in cash and cash equivalents	(75,957)	(28,195)
Effect of exchange rate changes on cash and cash equivalents	102	(107)
Cash and cash equivalents, beginning of period	101,265	79,406
Cash and cash equivalents, end of period	$25,410	$51,104

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended
$'s in 000's	March 31, 2023	March 31, 2022
Products segment sales	$258,993	$247,750
Services segment revenue:
Same-store sales	28,528	20,725
Non same-store sales	2,950	7,220
Total services segment revenue	$31,478	$27,945
Total net sales	$290,471	$275,695

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s)

	For the Three Months Ended
$'s in 000's	March 31, 2023	March 31, 2022
SG&A	$43,326	$48,236
Less:
Acquisition costs(1)	538	—
Stock based compensation expense	2,466	3,823
Integration costs(2)	976	339
Litigation expenses	—	2,661
Adjusted SG&A (3)	$39,346	$41,413
% of Sales (GAAP)	14.9%	17.5%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended
$'s in 000's	March 31, 2023	March 31, 2022
Net income	$9,781	$3,160
Plus:
Tax expense	448	121
Depreciation	3,521	3,682
Amortization	4,261	4,523
Interest expense, net	8,732	6,121
EBITDA	$26,743	$17,607
Acquisition costs(1)	538	—
Stock based compensation expense	2,466	3,823
Integration costs(2)	976	339
Litigation expenses	—	2,661
Adjusted EBITDA (3)	$30,723	$24,430
Adjusted EBITDA Margin	10.6%	8.9%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted Net Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended
$'s in 000's	March 31, 2023	March 31, 2022
Net income	$9,781	$3,160
Plus:
Tax expense	448	121
Acquisition costs(1)	538	—
Stock based compensation expense	2,466	3,823
Integration costs(2)	976	339
Litigation expenses	—	2,661
Adjusted Net income (3)	$14,209	$10,104

Non-GAAP adjusted EPS
Basic	$0.49	$0.35
Diluted	$0.45	$0.34
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,125	29,164
Diluted	35,230	29,290

(1) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.

(2) Integration costs represent costs related to integrating the acquired businesses including personnel costs such as severance and retention bonuses, consulting costs, contract termination, and IT conversion costs. The costs are primarily within the Products segment.
(3) Effective December 31, 2022, the Company no longer includes non same-store operating results related to the Services segment wellness centers with less than six full quarters of operating results, and pre-opening expenses, as an adjustment to its calculation of its non-GAAP financial measures. As a result, the following non-GAAP measures have been recast for comparability to remove non same-store operating results for the three months ended March 31, 2022 as follows:
•Adjusted SG&A - $2.5 million
•Adjusted net income - $8.2 million
•Adjusted EBITDA - $7.2 million

PetIQ, Inc.
Calculation of Net Leverage Ratio Under Term Loan B
(Unaudited, in 000’s, except for multiples)

	March 31, 2023
Total debt	$449,138
Total Capital Leases	2,904
Less Cash	(25,410)
Net Debt	426,632
LTM Term Loan B Adjusted EBITDA(1)	95,500
Term Loan B net leverage	4.5	x
(1) Our Term Loan B documentation defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge, as further adjusted for acquisition costs, loss on debt extinguishment and related costs, stock based compensation expense, integration costs, litigation expenses, and non same-store net income (loss), which we refer to as “Term Loan B Adjusted EBITDA.” Term Loan B Adjusted EBITDA is not a non-GAAP measure and is presented solely for purposes of providing investors an understanding of the Company’s financial condition and liquidity and should not be relied upon for any purposes other than an understanding of the Company’s financial condition and liquidity as it relates to the Company’s Term Loan B